Exhibit 10.84

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into effective as of May 1, 2003, by and between LNR WARNER CENTER, LLC, a California limited liability company (“Landlord”), and HEALTH NET, a California corporation (“Tenant”).

R E C I T A L S:

A. DCA Homes, Inc., a Florida corporation and Lennar Rolling Ridge, Inc., a California corporation (collectively, “Prior Landlord”) and Tenant entered into that certain Office Lease dated as of September 20, 2000 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of May 14, 2001 (the “First Amendment”) by and between Landlord, as successor-in-interest to Prior Landlord, and Tenant. The Original Lease as amended by the First Amendment shall be referred to herein collectively as the “Lease”.

B. Pursuant to the Lease, Landlord is leasing to Tenant and Tenant is leasing from Landlord certain “Premises,” as described in the Lease, consisting of the entire rentable square feet of Building B located at 21281 Burbank Boulevard, Woodland Hills, California, and the 2nd, 3rd, 4th and 5th floors of Building C located at 21271 Burbank Boulevard, Woodland Hills, California, as more particularly described in the Lease. The Premises currently leased by Tenant under the Lease is sometimes referred to herein as the “Existing Premises”.

C. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as given such terms in the Lease.

D. Landlord and Tenant desire to amend the Lease to (i) expand the Existing Premises leased by Tenant to include that certain space located on the first (1st) floor of Building C containing approximately 10,218 rentable and 9,066 usable square feet of space as depicted on Exhibit “A” attached hereto (the “1st Floor Building C Space”) and (ii) otherwise modify the Lease, all upon the terms and conditions as hereinafter provided.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Modification of Premises; 1st Floor Lease Term.

(a) Addition of 1st Floor Building C Space; 1st Floor Lease Term. Commencing on the 1st Floor Commencement Date (as defined below), the Existing Premises shall be expanded to include the 1st Floor Building C Space for a term (the “1st Floor Lease Term”) that shall expire coterminously with the expiration of the Lease (i.e., on December 31, 2011), as such term may be extended pursuant to the Extension Option Rider attached to the Original Lease. Therefore, for purposes of the Lease, effective as of the 1st Floor Commencement Date, (i) all references in the Lease to the “Premises” shall mean the Existing Premises and the 1st Floor Building C Space, unless otherwise set forth herein, and (ii) the 1st Floor Building C Space shall be leased upon and subject to the same terms and conditions set forth in the Lease as applicable to the Existing Premises, subject to the modifications set forth herein. As a result of the addition of the 1st Floor Building C Space to the Premises, the “Premises” shall contain a total of approximately 333,954 rentable square feet and 312,979 usable square feet of space, including (A) the entire rentable and usable square feet of Building B as described in Section 6.2 of the Summary attached to the Original Lease, plus (B) approximately 155,709 rentable square feet and 145,594 usable square feet of space in Building C on the 1st, 2nd, 3rd, 4th and 5th floors of Building C. The parties acknowledge and agree that such square footage amounts have been calculated and determined pursuant to Section 1.2 of the Original Lease, and are not subject to remeasurement or adjustment by Landlord or Tenant notwithstanding the provisions of Section 1.2 of the Original Lease to the contrary.

(b) 1st Floor Commencement Date. For purposes of this Amendment, the term “1st Floor Commencement Date” shall mean the earlier of (i) the date upon which Tenant commences business operations in the 1st Floor Building C Space, and (ii) the date which is sixty (60) days after Landlord delivers possession of the 1st Floor Building C Space to Tenant in its “AS-IS” condition as described in the Tenant Work Letter attached hereto as Exhibit “B”, as such sixty (60) day period may be extended for each day of “Landlord Caused Delay” incurred by Tenant (as such term is defined in Section 6 of the Tenant Work Letter attached hereto as Exhibit “B”). Landlord shall endeavor to provide Tenant written notice thirty (30) days prior to the date Landlord reasonably anticipates delivery of the 1st Floor Building C Space to Tenant; provided, however (a) in no event shall the validity of the Lease or this Amendment be impaired or affected if Landlord is unable to deliver the 1st Floor Building C Space to Tenant on such anticipated delivery date, (b) Landlord shall not be in default under the Lease, as hereby amended, or liable for damages therefor as a result of any such delay in delivering the 1st Floor Building C Space after such anticipated delivery date, and (c) Tenant shall accept possession of the 1st Floor Building C Space when Landlord tenders possession thereof to Tenant.

(c) Confirmation of 1st Floor Commencement Date. Promptly following the 1st Floor Commencement Date, Landlord shall execute and deliver to Tenant an amendment in substantially the form as set forth in Exhibit C attached to the Original Lease, which amendment Tenant shall execute and return to Landlord within fifteen (15) business days after receipt thereof.

2. Base Rent. The Base Rent payable for the 1st Floor Building C Space shall be calculated separate and apart from the Base Rent payable for the Existing Premises and shall be as set forth in the following schedule:

Months of 1st Floor Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot of 1st Floor Building C Space
1 – 12	$307,766.16	$25,647.18	$2.51
13 – 24	$313,921.48	$26,160.12	$2.56
25 – 36	$320,199.91	$26,683.33	$2.61
37 – 48	$326,603.91	27,216.99	$2.66
49 – 60	$333,135.99	$27,761.33	$2.72
61 – 72	$339,798.71	$28,316.56	$2.77
73 – 84	$346,594.68	$28,882.89	$2.83
85 – 96	$353,526.58	$29,460.55	$2.88
97 – Lease Expiration Date	$360,597.11	$30,049.76	$2.94

3. Tenant’s Building C Share of Direct Expenses. During the 1st Floor Lease Term, as may be extended, Tenant’s Building C Share of Direct Expenses shall be increased to 87.36% (i.e., 155,709 rentable square feet in the Premises located in Building C / 178,245 rentable square feet in Building C) to reflect the addition of the 1st Floor Building C Space to the Premises.

4. Parking. As a result of the addition of the 1st Floor Building C Space to the Premises, Tenant shall be entitled to use an additional thirty-six (36) unreserved parking spaces (i.e. four (4) unreserved parking spaces for every 1,000 usable square feet of the 1st Floor Building C Space) during the 1st Floor Lease Term, as may be extended. All of such parking spaces shall be unreserved, undesignated parking spaces at such locations in the Project’s Parking Facilities as Landlord shall determine from time to time. Tenant and Tenant’s employees shall not be charged any parking charges for the use of such parking spaces during the initial 1st Floor Lease Term. Thereafter during any applicable Option Term, Tenant shall be charged for the use of such parking spaces at the prevailing parking rates, if any, charged by Landlord and/or Landlord’s parking operator from time to time for parking in the Parking Facilities.

5. Tenant Improvements for 1st Floor Building C Space; Tenant Work Letter. The Tenant Improvements for the 1st Floor Building C Space shall be designed and constructed in accordance with the provisions of the Tenant Work Letter attached to this Amendment as Exhibit “B”, and not the Tenant Work Letter attached to the Original Lease as Exhibit B, which shall not be applicable with respect to the 1st Floor Building C Space.

6. Miscellaneous Modifications. The parties hereby acknowledge and agree that (i) Tenant’s Reduction Right in Section 1.7 of the Original Lease shall not apply with respect to the 1st Floor Building C Space, and (ii) Section 2.2 of the Original Lease shall not apply with respect to the 1st Floor Building C Space.

7. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Colliers Seeley representing Landlord and Cushman & Wakefield, Inc. representing Tenant, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing in connection with this Amendment on account of the indemnifying party’s dealings with any other real estate broker or agent.

8. SNDA. The parties hereby acknowledge that this Amendment shall be incorporated as part of the “Lease” pursuant to, and thus shall be subject to the terms and conditions contained in, that certain Subordination, Non-Disturbance and Attornment Agreement dated December 19, 2000 among Landlord, Tenant and U.S. Bank National Association, a national banking association (“US Bank”). Landlord shall cause US Bank to consent to this Amendment by executing the consent at the end of this Amendment or in a separate consent document acceptable to US Bank and reasonably acceptable to Landlord and Tenant. Landlord represents and warrants to Tenant that as of the date of execution of this Second Amendment, the Real Property is encumbered by a deed of trust in favor of US Bank, and there are no other deeds of trust or ground leases encumbering the Real Property.

9. Counterparts. This Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this Amendment, and all such counterparts together shall constitute one and the same Amendment.

10. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above Britten.

“LANDLORD”	LNR WARNER CENTER, LLC, a California limited liability company

	By:	/s/ Curtis J. Stephenson
		Name:	Curtis J. Stephenson
		Title:	Assistant Vice President

By:
Name:
Title:

“TENANT”	HEALTH NET, a California corporation

	By:	/s/ Dennis Bell
		Name:	Dennis Bell
		Title:	Vice President

	By:	/s/ Linda Salzman
		Name:	Linda Salzman
		Title:	Senior Vice President

US BANK CONSENT

The undersigned, the “Lender” under that certain Subordination, Non-Disturbance and Attornment Agreement (Lease to Deed of Trust) dated December 19, 2000 among the undersigned, Landlord and Tenant (the “SNDA”), hereby consents to the foregoing Second Amendment, and acknowledges and agrees that the foregoing Second Amendment is incorporated as pad of the “Lease” pursuant to, and shall be subject to the terms and conditions contained in, the SNDA.

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title: